Company contacts:
Bob Blair
Investor Relations
949.672.7834
robert.blair@wdc.com

Steve Shattuck
Public Relations
949.672.7817
steve.shattuck@wdc.com

FOR IMMEDIATE RELEASE:

WD REPORTS IMPACT ON HDD PRODUCTION DUE TO
SEVERE FLOODING IN THAILAND

IRVINE, Calif.—Oct. 12, 2011—Western Digital Corp. (NYSE: WDC) today announced that production of hard drives in its facilities close to Bangkok, Thailand, will be constrained in the current quarter due to the severe flooding in Thailand. The flooding is causing problems with the region’s infrastructure, including transportation and utilities, and has resulted in the inundation of some supplier facilities and employee homes. The company is gratified to report that its approximately 37,000 Thailand-based employees are deemed safe at this time.

The company is working with its suppliers to maximize throughput and availability of parts in order to best meet the needs of its customers.

In the quarter ending July 1, 2011, WD shipped approximately 54 million hard drives from its facilities in Thailand and Malaysia, with approximately 60 percent coming from its Thailand sites. The company’s Thailand operations source much of its supply of components from local suppliers.

While WD’s facilities in Thailand are operational, production has been suspended on a temporary basis to protect its employees and its facilities and equipment against water ingress. The company indicated that conditions associated with the continued flooding are evolving quickly and the extent of the impact on its operations in Thailand cannot yet be fully determined. The company will provide further updates on the situation, including on its investment community conference call on Wednesday, October 19, 2011.

About WD

WD, one of the storage industry’s pioneers and long-time leaders, provides products and services for people and organizations that collect, manage and use digital information. The company designs and produces reliable, high-performance hard drives and solid state drives that keep users’ data accessible and secure from loss. Its advanced technologies are configured into applications for client and enterprise computing, embedded systems and consumer electronics, as well as its own consumer storage and home entertainment products.

WD was founded in 1970. The company’s storage products are marketed to leading OEMs, systems manufacturers, selected resellers and retailers under the Western Digital® and WD® brand names. Visit the Investor section of the company’s Website (www.westerndigital.com) to access a variety of financial and investor information.

This press release contains forward-looking statements concerning the impact of flooding in Thailand on WD’s and its suppliers’ operations. The foregoing forward-looking statements are based on WD’s current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including: the impact of continued uncertainty and volatility in global economic conditions; supply and demand conditions in the hard drive industry; actions by competitors; unexpected advances in competing technologies; uncertainties related to the development and introduction of products based on new technologies and expansion into new data storage markets; business conditions and growth in the various hard drive markets; pricing trends and fluctuations in average selling prices; changes in the availability and cost of commodity materials and specialized product components that WD does not make internally; and other risks and uncertainties listed in WD’s recent Form 10-K filed with the SEC August 12, 2011, to which your attention is directed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and WD undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

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Western Digital, WD, and the WD logo are registered trademarks of Western Digital Technologies, Inc. All other trademarks mentioned herein belong to their respective owners.